Exhibit 23.8
iSuppli Corporation
October 21, 2010
RDA Microelectronics, Inc.
Suite 302, Building 2, 690 Bibo Road
Pudong District, Shanghai, 201203
People’s Republic of China
Mr. Vincent Tai:
     On behalf of iSuppli Corporation, we hereby consent to the use of iSuppli’s name and inclusion of information derived from Annual 2001 to 2009 Semiconductor Market Share Competitive Landscaping Tool 2010 (Q1 Update), China Research Topical Report — Mobile Phones and Electronic, and the reports RDA Microelectronics, Inc. commissioned us to prepare, in RDA Microelectronics, Inc.’s registration statement on Form F-1 to be filed with the United States Securities and Exchange Commission.
     Our address and contact information is: 1700 East Walnut Avenue, Suite 600, El Segundo, California, 90245, USA (Tel: +1-310-524-4007).

Very truly yours,
/s/ Cheryl Englehart